UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Pursuant to § 240.14a-12

J. ALEXANDER’S CORPORATION
(Name of Registrant as Specified in Its Charter) PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON BEN ROSENZWEIG TODD DIENER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 5, 2012, Privet Fund LP issued the following open letter to the shareholders of J. Alexander’s Corporation:

July 5, 2012

Dear Fellow J. Alexander’s Shareholders:

As you are likely aware, on June 22, 2012, J. Alexander’s Corporation entered into an agreement to merge our Company with a subsidiary of Fidelity National Financial. In light of this, we are reaching out directly to you, the true owners of the Company, to clarify our view of the situation and provide an update of the measures we are taking to continue to protect and maximize value for all J. Alexander’s shareholders.

Last week we sent a letter to E. Townes Duncan, Joseph Steakley and Brenda Rector, the independent members of the Company’s Board, expressing our dissatisfaction with the proposed merger. Our disappointment extends beyond the contemplated economic value for shareholders. We do not trust that this process was conducted with the best interests of the Company’s shareholders in mind.

We do not believe this transaction is a satisfactory outcome for shareholders. We will not consent to part with our stake unless we are paid a full and fair value. As we have maintained since commencing our efforts to achieve representation for shareholders, we believe in the long-term prospects of J. Alexander’s. We feel it is grossly inequitable to the Company’s owners for the Board to consummate a transaction simply because they deem it the “best” of the limited offers received through a process rife with potential conflicts.

We believe there are several questions that shareholders should demand to have answered before they consent to leave significant value on the table:

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Why are management and the Board suddenly in such a hurry to sell the Company right now? A mere 15 months ago the CEO’s publicly stated exit strategy was the “Columbarium at the First Presbyterian Church in Nashville”.1 With ten consecutive quarters of same-store sales growth, would not an offer need to justly compensate shareholders for the Company’s growth prospects in order to precipitate such a drastic departure from management’s historical strategy?

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Why was O’Charley’s (a restaurant company operating in a stagnant niche of casual dining, having just sold a large portion of its owned real estate and generating approximately half of the EBITDA margins that we estimate J. Alexander’s will produce this year) able to obtain the same 6.5x multiple of current year EBITDA in an all-cash2 transaction from Fidelity National just a few months ago?

1 J. Alexander’s Corporation’s 2010 Letter to Shareholders dated March 24, 2011. The full quote: “Occasionally I am asked if I have an exit strategy. The answer is yes. The Columbarium at the First Presbyterian Church in Nashville”.
2Why was the O’Charley’s Board, when initially offered a mix of cash and stock from Fidelity National, able to negotiate an all-cash price for its shareholders and the J. Alexander’s Board was not? If it was a matter of negotiating leverage, we would think that the J. Alexander’s Board could simply have refused to sell the Company – unless they had a reason for selling the Company other than maximizing value for shareholders.

1

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Why is the Board satisfied that Fidelity will not pay more than 6.5x current year EBITDA (currently in cash and stock) when, in its very own investor presentation, Fidelity touts all of the synergies it can extract from restaurant companies and asks its investors to value those sub-par brands at 8x current year EBITDA?

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Why does the Board think shareholders should accept a security with no prior market price discovery, representing minority ownership in an accumulation of businesses that have minimal overlap with the Company’s growing market niche and superior brand reputation, while all of the options belonging to insiders will be cashed-out in full?

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Perhaps most relevant, did the other indications of interest offer similar terms of employment and/or compensation to the current management team? What role did this play in the Board deeming those offers to be “inferior”?

Because of the results, coupled with the Board’s long history of poor governance and value destruction, we simply have no confidence in the Board’s ability or willingness to conduct a full and fair process. They can claim that they have contacted anyone and everyone, but they have given shareholders no reason to accept these assertions as truth. We have no trust in the Board, we have no trust in management and, as a result, we have no confidence that every step has been taken (and will be taken) to properly represent our interests. This is why we continue to take all appropriate action to enable shareholders to have their interests represented (free from conflicts) in the proposed sale of their company.

On Monday, July 2, we filed suit in the Tennessee Chancery court seeking to compel the Company to hold its annual meeting so shareholders can vote on the election of our director candidates. In failing to hold its meeting by July 1, the Company knowingly and intentionally violated Tennessee law in order to avoid the possibility of a shareholder referendum on the Board’s effectiveness. Our complaint is attached to our 13D filing, and we encourage shareholders to read it.

On Thursday, July 5, we sent the Company notice of our intent to call a special meeting of shareholders for the purpose of adding two seats to the Company’s Board and filling those newly-created vacancies with our nominees. Should the Board be successful indefinitely delaying its annual meeting (through litigation tactics or otherwise), the special meeting would enable shareholders to express their dissatisfaction with the current governance structure at a vote to take place within 90 days. Shareholders deserve an annual meeting before then, but prudence dictates contingency planning in light of the staggering entrenchment tactics employed by the Board thus far.

With ownership of over 10% of the Company’s common stock, our only objectives are to protect and maximize value for all shareholders of J. Alexander’s. We will continue to pursue all available remedies.

Sincerely,
Ryan Levenson and Ben Rosenzweig
Privet Fund Management LLC
2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Privet Fund LP (“Privet”), Privet Fund Management LLC (“Privet Management” and together with Privet, the “Privet Parties”) and the other participants named herein, have made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies for the election of individuals to the Board of Directors of J. Alexander’s Corporation (the “Company”) at the 2012 annual meeting of shareholders (the “2012 Annual Meeting”).

THIS COMMUNICATION MAY BE DEEMED TO BE SOLICITATION MATERIAL IN RESPECT OF THE SOLICITATION OF PROXIES BY THE PRIVET PARTIES AND THE OTHER PARTICIPANTS NAMED HEREIN FROM THE COMPANY’S SHAREHOLDERS IN CONNECTION WITH THE 2012 ANNUAL MEETING.  THE PRIVET PARTIES STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Privet, Privet Management, Ryan Levenson, Benjamin Rosenzweig, and Todd Diener (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Privet, Privet Management, and Ryan Levenson with the SEC on November 3, 2011, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 603,985 shares of Common Stock of the Company, consisting of the following:  (1) 562,599 shares owned directly by Privet, (2) 38,357 shares owned directly by Privet Management, and (3) 3,029 shares owned directly by Benjamin Rosenzweig.  Ryan Levenson and Privet Management may be deemed to beneficially own the shares of Common Stock owned directly by Privet.  Ryan Levenson may be deemed to beneficially own the shares of Common Stock owned directly by Privet Management.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.